Exhibit 99.1

804 East Gate Drive, Suite 200 ● Mount Laurel, NJ 08054

for immediate release

inTEST Reports Record Revenue of $32.6 Million
for the 2023 Second Quarter with Net Earnings Growth of 32% Year-over-Year

●	Continued execution of 5-Point Strategy generated 10% revenue growth year-over-year achieving upper end of guidance range

●	Demonstrated strong operating leverage with 22.6% operating income growth year-over-year to $3.3 million

●	Delivered net earnings of $2.8 million, up 32.0% for a net margin of 8.6%, and earnings per diluted share of $0.24, up 20% over prior-year period

●	Adjusted EBITDA (Non-GAAP)(1) was $4.8 million and adjusted EBITDA margin (Non-GAAP)(1) was 14.7%

●	Completed $20 Million At-The-Market Offering at an Average Sales Price of $21.70 per Share

●	Updating full year revenue guidance to $127 million to $131 million

MT. LAUREL, NJ – August 4, 2023 - inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended June 30, 2023.

Nick Grant, President and CEO, commented, “The inTEST team continues to deliver to plan and we believe our efforts to diversify our markets have served us well. Sales grew year-over-year in the semiconductor markets, particularly in the backend with continued demand for our high quality, custom manipulators, integrated docking and electrical interface solutions for mixed-signal and analog integrated circuit production testing. There was also strong demand for our thermal test solutions for the defense/aerospace markets, our industrial grade image capture technology for the security industry, and a breadth of our solutions for other markets. Encouragingly, orders were up 2% sequentially driven by demand from our industrial, defense/aerospace, automotive/EV, security and other markets. This included new orders for our Thermonics chillers for testing, development and production of high-powered traction inverters used in EVs, as well as the growing recognition of our induction heating solutions as an environmentally preferred technology in many industrial applications.”

He continued, “We are actively executing on our initiatives to expand our market presence, develop new products, and identify opportunities for increased aftermarket support. We are building the talent pool and culture to achieve our goals while also continuing to pursue acquisition targets to enhance our product offerings, expand our addressable markets and deepen our presence in our served industries.”

(1) Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures.  Further information can be found under “Non-GAAP Financial Measures.”  See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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Second Quarter 2023 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	6/30/2023	6/30/2022	$	%	3/31/2023	$	%
Revenue	$32,558	$29,571	$2,987	10.1%	$31,919	$639	2.0%
Gross profit	$15,030	$13,548	$1,482	10.9%	$15,052	$(22)	-0.1%
Gross margin	46.2%	45.8%			47.2%
Operating expenses (incl. intangible amort.)	$11,686	$10,820	$866	8.0%	$11,534	$152	1.3%
Operating income	$3,344	$2,728	$616	22.6%	$3,518	$(174)	-4.9%
Operating margin	10.3%	9.2%			11.0%
Net earnings	$2,793	$2,116	$677	32.0%	$2,817	$(24)	-0.9%
Net margin	8.6%	7.2%			8.8%
Earnings per diluted share (“EPS”)	$0.24	$0.20	$0.04	20.0%	$0.25	$(0.01)	-4.0%
Adjusted net earnings (Non-GAAP) (2)	$3,227	$2,719	$508	18.7%	$3,269	$(42)	-1.3%
Adjusted EPS (Non-GAAP) (2)	$0.28	$0.25	$0.03	12.0%	$0.29	$(0.01)	-3.4%
Adjusted EBITDA (Non-GAAP) (2)	$4,795	$4,193	$602	14.4%	$4,826	$(31)	-0.6%
Adjusted EBITDA margin (Non-GAAP) (2)	14.7%	14.2%			15.1%

(2) Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Compared with the prior-year period, revenue increased $3.0 million, or 10%. Revenue related to the defense/aerospace industry more than doubled to $3.9 million from higher sales of thermal test chambers and flying probe test sets. Semiconductor industry revenue of $18.8 million was up 15% from strong sales for both front-end applications of induction heating solutions for silicon carbide and epitaxy crystal growth and traditional back-end semi testing applications.

Compared with the first quarter of 2023, growth in semi market revenue was primarily driven by higher front-end related sales, which increased 27%. Defense/aerospace revenue was up 37% driven by greater sales of thermal test chambers. Sales to industrial, automotive/EV, life sciences and security experienced modest declines sequentially primarily reflecting the variability in timing of customer needs from quarter to quarter.

Gross margin expanded 40 basis points compared with the prior-year period. On a sequential basis, it contracted
100 basis points and was in line with guidance. Gross margin in the first quarter of 2023 benefitted from favorable product mix.

Operating expenses were up $0.9 million over the prior-year period, reflecting annual merit increases and continued investments in engineering, sales and marketing. Nonetheless, second quarter operating expenses as a percent of revenue improved to 35.9% compared with 36.6% in last year’s second quarter, which we believe demonstrates continued operating leverage improvement as sales grow. This operating leverage improvement contributed to the 22.6% growth in operating income compared with last year’s second quarter.

Balance Sheet and Cash Flow Review

Cash and cash equivalents at the end of the reported period were $37.4 million. This was an increase of $22.0 million over the trailing first quarter of 2023, reflecting $2.9 million in cash generated by operations combined with
$19.2 million in net proceeds from the recently completed At-The-Market (“ATM”) equity offering. At quarter end, total debt was $14.1 million, down $1.0 million from March 31, 2023. For the first half of 2023, the Company generated $5.3 million in cash from operations assisted by improving working capital efficiencies as supply chains normalized, enabling inventory improvements.

Capital expenditures were $375,000 in the 2023 second quarter, similar to last year’s second quarter. For the first six months, capital expenditures were $709,000, also in line with last year.

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Second Quarter 2023 Orders and Backlog (see orders by market in accompanying tables)

	Three Months Ended
			Change			Change
	6/30/2023	6/30/2022	$	%	3/31/2023	$	%
Orders	$31,431	$40,518	$(9,087)	-22.4%	$30,824	$607	2.0%
Backlog (at quarter end)	$44,578	$45,981	$(1,403)	-3.1%	$45,705	$(1,127)	-2.5%

Orders received in the second quarter were 22% lower compared with the record level achieved in the prior-year period. Increased demand from the industrial, defense/aerospace and automotive/EV markets helped to offset lower demand from the semi, life sciences, security and other markets. Orders more than doubled for the industrial markets, grew 70% in defense/aerospace, and increased 19% in automotive/EV. Sequentially, orders grew across most markets with notable strength in security, defense/aerospace, automotive/EV, industrial and other markets.

Backlog at June 30, 2023, was $44.6 million, down 3.1% and 2.5% from June 30, 2022 and March 31, 2023, respectively. Approximately 45% of backlog is expected to ship beyond the third quarter of 2023.

Third Quarter and Full Year 2023 Outlook

Revenue for the third quarter of 2023 is expected to be similar to the second quarter with gross margin of approximately 46%. Third quarter 2023 operating expenses, including amortization, are also expected to be similar to the second quarter. Intangible asset amortization is expected to be approximately $520,000 pre-tax, which is approximately $430,000 after tax, or $0.03 per share. Interest expense is expected to be approximately $175,000 for the quarter and the effective tax rate is expected to be approximately 16% to 17% for the year. The Company should benefit from interest income due to its higher cash balance which should mostly offset the increase in weighted average shares from the recently completed ATM. Weighted average shares are expected to be about 12.4 million in the third quarter.

Third quarter 2023 estimated EPS is expected to be in the range of $0.20 to $0.24, while third quarter estimated adjusted EPS (Non-GAAP)(3) is expected to be in the range of $0.23 to $0.27.

For the full year of 2023, based on strong second quarter results, the Company is updating its guidance as follows:

(as of August 4, 2023)	Current 2023 Guidance	Previous Guidance
Revenue	$127 million to $131 million	$125 million to $130 million
Gross margin	~46%	~46% to ~47%
Operating expenses	$46 million to $47 million	$45 million to $47 million
Intangible asset amort expense	Unchanged	~$2.1 million
Intangible asset amort exp. after tax	Unchanged	~$1.7 million
Effective tax rate	Unchanged	16% to 17%
Capital expenditures	Unchanged	1% to 2% of sales
Weighted average share count	~12.4 million in Q3 2023	NA

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year and does not take into account any extraordinary non-operating expenses that may occur from time to time. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below. Further information about non-GAAP measures can be found under “Non-GAAP Financial Measures” and the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

(3) Third quarter 2023 estimated adjusted EPS is a forward-looking non-GAAP financial measure. Further information can be found under “Forward-looking Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at https://www.intest.com/investor-relations.

A telephonic replay will be available from 11:30 a.m. ET on the day of the call through Friday, August 11, 2023. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13739637. The webcast replay can be accessed via the investor relations section at www.intest.com, where a transcript will also be posted once available.

About inTEST Corporation
inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive/EV, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures and Forward-Looking Non-GAAP Financial Measures
In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin.

Definition of Non-GAAP Measures
The Company defines these non-GAAP measures as follows:

●	Adjusted net earnings is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings.
●	Adjusted earnings per diluted share (adjusted EPS) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.
●	Adjusted EBITDA is derived by adding acquired intangible amortization, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.
●	Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.

These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as management believes this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.

Management’s Use of Non-GAAP Measures
The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.

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Limitations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin
Each of our non-GAAP measures have limitations as analytical tools. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Limitations may include the cash portion of interest expense, income tax (benefit) provision, charges related to intangible asset amortization and stock-based compensation expense. These items could significantly affect our financial results.

Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not alternatives to net earnings, earnings per diluted share or margin as calculated and presented in accordance with GAAP. As such, they should not be considered or relied upon as substitutes or alternatives for any such GAAP financial measure. We strongly urge you to review the reconciliations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin along with our financial statements included elsewhere in this press release. We also strongly urge you not to rely on any single financial measure to evaluate our business. In addition, because adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance under GAAP and are susceptible to varying calculations, the adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Non-GAAP Financial Measures
This release includes certain forward-looking non-GAAP financial measures, including estimated adjusted earnings per diluted share (estimated adjusted EPS). We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

We have reconciled non-GAAP forward-looking estimated adjusted EPS to its most directly comparable GAAP measure. The reconciliation from estimated net earnings per diluted share (EPS) to estimated adjusted EPS is contained in the table below.

Key Performance Indicators
In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders and backlog. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated on the basis of firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as it often times is a leading indicator of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Given that each of orders and backlog are operational measures and that the Company's methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

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Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “continue,” “believe,” “could,” “expects,” “may,” “will,” “should,” “plan,” “potential,” “forecasts,” “outlook,” “anticipates,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, achieve high single-digit growth in 2023, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer and Treasurer	dpawlowski@keiadvisors.com
Tel: (856) 505-8999	Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

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inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$32,558	$29,571	$64,477	$53,652
Cost of revenue	17,528	16,023	34,395	29,091
Gross profit	15,030	13,548	30,082	24,561

Operating expenses:
Selling expense	4,661	4,033	9,116	7,489
Engineering and product development expense	1,983	1,859	3,887	3,783
General and administrative expense	5,042	4,928	10,217	9,759
Total operating expenses	11,686	10,820	23,220	21,031

Operating income	3,344	2,728	6,862	3,530
Interest expense	(176)	(141)	(358)	(278)
Other income (expense)	197	(17)	255	(27)

Earnings before income tax expense	3,365	2,570	6,759	3,225
Income tax expense	572	454	1,149	532

Net earnings	$2,793	$2,116	$5,610	$2,693

Earnings per common share - basic	$0.25	$0.20	$0.51	$0.25

Weighted average common shares outstanding - basic	11,241,183	10,653,268	10,998,456	10,635,270

Earnings per common share - diluted	$0.24	$0.20	$0.49	$0.25

Weighted average common shares and common share equivalents outstanding - diluted	11,696,569	10,814,799	11,392,617	10,828,696

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inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,435	$13,434
Restricted cash	-	1,142
Trade accounts receivable, net of allowance for credit losses of $501 and $496, respectively	21,581	21,215
Inventories	23,070	22,565
Prepaid expenses and other current assets	1,495	1,695
Total current assets	83,581	60,051
Property and equipment:
Machinery and equipment	6,779	6,625
Leasehold improvements	3,520	3,242
Gross property and equipment	10,299	9,867
Less: accumulated depreciation	(7,081)	(6,735)
Net property and equipment	3,218	3,132
Right-of-use assets, net	5,177	5,770
Goodwill	21,707	21,605
Intangible assets, net	17,613	18,559
Deferred tax assets	965	280
Restricted certificates of deposit	100	100
Other assets	496	569
Total assets	$132,857	$110,066

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note	$4,100	$4,100
Current portion of operating lease liabilities	1,731	1,645
Accounts payable	5,735	7,394
Accrued wages and benefits	3,570	3,907
Accrued professional fees	1,010	884
Customer deposits and deferred revenue	5,176	4,498
Accrued sales commissions	1,202	1,468
Domestic and foreign income taxes payable	1,184	1,409
Other current liabilities	1,660	1,564
Total current liabilities	25,368	26,869
Operating lease liabilities, net of current portion	3,959	4,705
Term Note, net of current portion	9,992	12,042
Contingent consideration	1,063	1,039
Other liabilities	411	455
Total liabilities	40,793	45,110
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,185,220 and 11,063,271 shares issued, respectively	122	111
Additional paid-in capital	53,296	31,987
Retained earnings	38,464	32,854
Accumulated other comprehensive earnings	470	218
Treasury stock, at cost; 38,514 and 34,308 shares, respectively	(288)	(214)
Total stockholders' equity	92,064	64,956
Total liabilities and stockholders' equity	$132,857	$110,066

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inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$5,610	$2,693
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	2,350	2,528
Provision for excess and obsolete inventory	266	230
Foreign exchange (gain) loss	(47)	98
Amortization of deferred compensation related to stock-based awards	1,079	923
Discount on shares sold under Employee Stock Purchase Plan	14	18
Loss on disposal of property and equipment	98	61
Deferred income tax benefit	(685)	(805)
Changes in assets and liabilities:
Trade accounts receivable	(372)	(6,607)
Inventories	(693)	(4,894)
Prepaid expenses and other current assets	212	(87)
Other assets	2	(395)
Operating lease liabilities	(849)	(701)
Accounts payable	(1,607)	3,506
Accrued wages and benefits	(351)	(981)
Accrued professional fees	117	(471)
Customer deposits and deferred revenue	625	(264)
Accrued sales commissions	(266)	219
Domestic and foreign income taxes payable	(220)	(477)
Other current liabilities	76	264
Other liabilities	(17)	61
Net cash provided by (used in) operating activities	5,342	(5,081)

CASH FLOWS FROM INVESTING ACTIVITIES
Refund of final working capital adjustment related to Acculogic	-	371
Purchase of property and equipment	(709)	(708)
Purchase of short-term investments	-	(3,477)
Net cash used in investing activities	(709)	(3,814)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from public offering of common stock	19,244	-
Repayments of Term Note	(2,050)	(1,908)
Proceeds from shares sold under Employee Stock Purchase Plan	83	103
Proceeds from stock options exercised	900	-
Acquisition of treasury stock-shares surrendered by employees to satisfy tax liability	(74)	(10)
Net cash provided by (used in) financing activities	18,103	(1,815)

Effects of exchange rates on cash	123	58

Net cash provided by (used in) all activities	22,859	(10,652)
Cash and cash equivalents at beginning of period	14,576	21,195
Cash and cash equivalents at end of period	$37,435	$10,543

Cash payments for:
Domestic and foreign income taxes	$2,060	$1,865

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inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2023		6/30/2022		$	%	3/31/2023		$	%
Revenue
Semi	$18,833	57.8%	$16,409	55.5%	$2,424	14.8%	$17,683	55.4%	$1,150	6.5%
Industrial	2,806	8.6%	2,930	9.9%	(124)	-4.2%	3,137	9.8%	(331)	-10.6%
Auto/EV	1,542	4.7%	3,594	12.2%	(2,052)	-57.1%	2,597	8.1%	(1,055)	-40.6%
Life Sciences	1,135	3.5%	1,169	3.9%	(34)	-2.9%	1,513	4.8%	(378)	-25.0%
Defense/Aerospace	3,890	11.9%	1,423	4.8%	2,467	173.4%	2,839	8.9%	1,051	37.0%
Security	936	2.9%	794	2.7%	142	17.9%	966	3.0%	(30)	-3.1%
Other	3,416	10.6%	3,252	11.0%	164	5.0%	3,184	10.0%	232	7.3%
	$32,558	100.0%	$29,571	100.0%	$2,987	10.1%	$31,919	100.0%	$639	2.0%

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2023		6/30/2022		$	%	3/31/2023		$	%
Orders
Semi	$14,721	46.9%	$26,732	66.0%	$(12,011)	-44.9%	$18,346	59.5%	$(3,625)	-19.8%
Industrial	5,756	18.3%	2,366	5.8%	3,390	143.3%	4,142	13.5%	1,614	39.0%
Auto/EV	3,276	10.4%	2,750	6.8%	526	19.1%	2,044	6.6%	1,232	60.3%
Life Sciences	609	1.9%	1,535	3.8%	(926)	-60.3%	1,936	6.3%	(1,327)	-68.5%
Defense/Aerospace	3,216	10.2%	1,897	4.7%	1,319	69.5%	1,977	6.4%	1,239	62.7%
Security	456	1.5%	989	2.4%	(533)	-53.9%	212	0.7%	244	115.1%
Other	3,397	10.8%	4,249	10.5%	(852)	-20.1%	2,167	7.0%	1,230	56.8%
	$31,431	100.0%	$40,518	100.0%	$(9,087)	-22.4%	$30,824	100.0%	$607	2.0%

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inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2023	2022	2023	2022
Revenue:
Electronic Test	$10,993	$9,797	$21,364	$18,575
Environmental Technologies	8,136	7,507	16,178	14,500
Process Technologies	13,429	12,267	26,935	20,577
Total Revenue	$32,558	$29,571	$64,477	$53,652

Division operating income:
Electronic Test	$2,641	$2,193	$5,219	$4,080
Environmental Technologies	943	1,070	1,956	1,872
Process Technologies	2,592	2,569	5,268	3,299
Total division operating income	6,176	5,832	12,443	9,251

Corporate expenses	(2,309)	(2,339)	(4,514)	(4,174)
Acquired intangible amortization	(523)	(765)	(1,067)	(1,547)
Interest expense	(176)	(141)	(358)	(278)
Other income (expense)	197	(17)	255	(27)
Earnings before income tax expense	$3,365	$2,570	$6,759	$3,225

-MORE-

inTEST CORPORATION

Reconciliation of GAAP Measures to Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and
Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	6/30/2023	6/30/2022	3/31/2023

Net earnings	$2,793	$2,116	$2,817
Acquired intangible amortization	523	765	544
Tax adjustments	(89)	(162)	(92)
Adjusted net earnings (Non-GAAP)	$3,227	$2,719	$3,269

Diluted weighted average shares outstanding	11,697	10,815	11,089
Earnings per diluted share:
Net earnings	$0.24	$0.20	$0.25
Acquired intangible amortization	0.05	0.07	0.05
Tax adjustments	(0.01)	(0.02)	(0.01)
Adjusted EPS (Non-GAAP)	$0.28	$0.25	$0.29

Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and
Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	6/30/2023	6/30/2022	3/31/2023

Net earnings	$2,793	$2,116	$2,817
Acquired intangible amortization	523	765	544
Net interest expense	43	133	169
Income tax expense	572	454	577
Depreciation	259	174	245
Non-cash stock-based compensation	605	551	474
Adjusted EBITDA (Non-GAAP)	$4,795	$4,193	$4,826
Revenue	32,558	29,571	31,919
Net margin	8.6%	7.2%	8.8%
Adjusted EBITDA margin (Non-GAAP)	14.7%	14.2%	15.1%

Reconciliation of Third Quarter 2023 Estimated Earnings Per Diluted Share to
Estimated Adjusted EPS (Non-GAAP):

	Low	High

Estimated earnings per diluted share	$0.20	$0.24
Estimated acquired intangible amortization	0.04	0.04
Estimated tax adjustments	(0.01)	(0.01)
Estimated adjusted EPS (Non-GAAP)	$0.23	$0.27

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